Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Members of

Extra Space Storage, LLC

We hereby consent to the inclusion in this Current Report of Extra Space Storage Inc. on Form S-11 of our report dated February 20, 2004, relating to the statement of revenues and certain expenses of Devon/Boston, LLC for the year ended December 31, 2003.

/S/    TIMPSON GARCIA, LLP

Oakland, California

May 11, 2004